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                                                     ITEM 3(ii) BYLAW AMENDMENT


                                BYLAW AMENDMENT
                       HARMON INDUSTRIES, INC. -- 3/25/96


RESOLVED, that the Board of Directors hereby amends the Bylaws of the Corporation by deleting in its entirety Section 13 of said Bylaws and inserting the following provisions in lieu thereof:

     SECTION 13: VACANCIES AND NEWLY CREATED DIRECTORSHIPS; NOMINATIONS OF DIRECTORS; ELECTION.

     (a) Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and which the new directorship was created or the vacancy occurred and until such Director's successor is elected and qualified. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

     (b) Other than persons nominated and elected pursuant to Paragraph (a), only persons who are nominated in accordance with the following procedures will be eligible for election as Directors of the Corporation.

     (c) Nominations of persons for election as Directors of the Corporation may be made at a meeting of stockholders (i) by or at the direction of the Board (including the Director Nomination and Compensation Committee thereof) or
(ii) by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Bylaw 13 who is entitled to vote for the election of such Director at the meeting and who complies with the procedures set forth in this Bylaw 13. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

     (d) To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90

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calendar days prior to the meeting.  To be in proper written form, such stockholder's notice must set forth or include (i) the name and address, as they appear on the Corporation's books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;
(ii) a representation that the stockholder giving the notice is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting for such Director to nominate the person or persons specified in the notice; (iii) the number of shares of stock of the Corporation owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner, if any, on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;
(v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and (vi) the signed consent of each nominee to serve as a Director of the Corporation if so elected. At the request of the Board, any person nominated by the Board for election as a Director must furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. The presiding officer of the meeting for election of Directors will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Bylaw 13, and if so determined, so declare to the meeting and the defective nomination will be disregarded.

     (e) Stockholders shall not have a right to cumulate their votes for Directors. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

FURTHER RESOLVED, that the Board of Directors hereby authorizes an amendment of
Section 15 of the Bylaws to delete the Section 15, REMOVAL OF DIRECTORS, in its entirety and insert in lieu thereof the following:


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     SECTION 15.  REMOVAL OF DIRECTORS:  The Shareholders shall have the power by a two-thirds vote of the holders of shares at any regular meeting or special meeting expressly called for that purpose, to remove any director from office with or without cause; and

FURTHER RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation to make the foregoing changes in the Bylaws and to take any and all action necessary to carry out the authority granted in this resolution.


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